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                                                                       EXHIBIT 5
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                                HALE AND DORR LLP
                               Counsellors at Law

                  60 State Street, Boston, Massachusetts 02109
                          617-526-6000/Fax 617-526-5000



                              May 10, 2002

ePresence, Inc.
120 Flanders Road
Westboro, Massachusetts 01581

                  Re:  2001 Stock Incentive Plan
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Ladies and Gentlemen:

              We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") relating to 750,000 shares of Common Stock, $.01 par value per share (the "Shares"), of ePresence, Inc., a Massachusetts corporation (the "Company"), issuable pursuant to the Company's 2001 Stock Incentive Plan (the "Plan").

              We have examined the Second Amended and Restated Articles of Organization of the Company, as amended, the By-Laws of the Company, as amended, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company, the Registration Statement and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

              In our examination of the foregoing documents, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

              We assume that the appropriate action will be taken, prior to the offer and the sale of the Shares issuable pursuant to the Plan, to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws.

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              We express no opinion herein as to the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts and the federal laws of the United States of America.

              Based upon and subject to the foregoing, we are of the opinion that the Company has duly authorized for issuance the Shares and such Shares, when issued and paid for in accordance with the terms of the Plan and for a consideration in excess of par value per share, will be validly issued, fully paid and nonassessable.

              It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

              Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

              We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act"). In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                                           Very truly yours,



                                                           /s/ Hale and Dorr LLP
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                                                           HALE AND DORR LLP